As filed with the Securities and Exchange Commission on November 2, 2005
Registration No. 333-128083

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIOTIME, INC.
(Exact name of Registrant as specified in charter)

California	94-3127919
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6121 Hollis Street Emeryville, California 94608 (510) 350-2940 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	Judith Segall, Vice President and Secretary
BioTime, Inc.
6121 Hollis Street
Emeryville, California 94608
(510) 350-2940
(Name, address, including zip code, and
telephone number, including area code, of
agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:
RICHARD S. SOROKO, ESQ.
Lippenberger, Thompson, Welch, Soroko & Gilbert LLP
201 Tamal Vista Blvd.
Corte Madera, California 94925
Tel. (415) 927-5200

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.     ☒
      If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box.     ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

PROSPECTUS

BIOTIME, INC.
3,574,290 Units Issuable Upon the Exercise of Subscription Rights
1,787,145 Units Issuable to Fill Excess Over-Subscriptions
5,361,435 Common Shares Issuable Upon Exercise of Warrants
Each Unit Consists of One Common Share and One Warrant
        BioTime, Inc. (“BioTime”) is issuing new securities called “rights.” You will receive one right for each BioTime common share you owned as of the close of business on October 27, 2005, the record date.

•	The rights will entitle you to subscribe for and purchase one “unit” for every five rights you hold.

•	Each unit will consist of one BioTime common share and one warrant to purchase one common share.

•	We may issue 3,574,290 units for $1,787,145 through the exercise of the rights.

•	The subscription price is $0.50 per unit.

•	Each full warrant will entitle you to purchase one common share of BioTime for $2.00 per share.

•	By over-subscribing, you may be able to purchase any units that are left over by shareholders who fail to exercise their rights. BioTime may also issue up to 1,787,145 additional units for $0.50 each to fill over-subscriptions.

•	The rights will expire at 5:00 p.m. New York City time on November 30, 2005.

      A group of private investors (the “Guarantors”) have agreed to purchase units that remain unsold at the conclusion of the rights offer. The purchase obligation of the Guarantors is limited to a maximum of $1,787,145.

•	The Guarantors are not required to purchase the units that we have authorized to issue to fill over-subscriptions.

•	The Guarantors are Cyndel & Co, Inc., George Karfunkel, Alfred D. Kingsley, Greenway Partners, LP, and Broadwood Partners, LP.

•	The Guarantors are deemed underwriters under the Securities Act of 1933, as amended.
      The common shares and warrants are quoted on the OTC Bulletin Board (“OTCBB”) under the symbol BTIM and BTIMW, respectively. The rights will be transferable and we expect that prices for the rights will be quoted on the OTCBB under the symbol BTIMR if a market for the rights develops. The units themselves will not be quoted or traded. Instead, the warrants and common shares issuable upon the exercise of the rights will be immediately tradeable apart from the units.
      These securities involve a high degree of risk and should be purchased only by persons who can afford the loss of their entire investment. See “Risk Factors” on page 6.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Units	Price to the	Guarantors’	Proceeds to the
	Offered	Public	Fee	Company(1)

Subscription Rights Exercise Price Per Unit	5,361,435	$0.50	$0.025	$0.475
Total(2)		$2,680,717.50	$132,000	$2,548,717.50

(1)	Before deducting expenses of the rights offer which are estimated to be $292,000.

(2)	Assumes all of the rights are exercised and 1,787,145 units are sold to fill excess over-subscriptions.
The date of this prospectus is October 27, 2005.

[This Page Intentionally Left Blank]

PROSPECTUS SUMMARY
RISK FACTORS
THE RIGHTS OFFER
USE OF PROCEEDS
DESCRIPTION OF SECURITIES
RESALE OF SHARES AND WARRANTS
LEGAL MATTERS
EXPERTS
ADDITIONAL INFORMATION ABOUT BIOTIME
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
ADDITIONAL INFORMATION
APPENDIX A
APPENDIX B
APPENDIX C
PART II.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 23.1

PROSPECTUS SUMMARY
      The following summary explains only some of the information in this prospectus. More detailed information and financial statements appear elsewhere in this prospectus or in the documents incorporated by reference into this prospectus. Statements contained in this prospectus that are not historical facts may constitute forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Words such as “expects,” “may,” “will,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements. See “Risk Factors.”
The Company
      BioTime, Inc. is engaged in the research and development of synthetic solutions that can be used as blood plasma volume expanders, blood replacement solutions during hypothermic (low temperature) surgery, and organ preservation solutions. Plasma volume expanders are used to treat blood loss in surgical or trauma patients until blood loss becomes so severe that a transfusion of packed red blood cells or other blood products is required. We are also developing a specially formulated hypothermic blood substitute solution that would have a similar function and would be used for the replacement of very large volumes of a patient’s blood during cardiac surgery, neurosurgery and other surgeries that involve lowering the patient’s body temperature to hypothermic levels.
      Our first product, Hextend®, is a physiologically balanced blood plasma volume expander, for the treatment of hypovolemia. Hypovolemia is a condition caused by low blood volume, often from blood loss during surgery or from injury. Hextend maintains circulatory system fluid volume and blood pressure and keeps vital organs perfused during surgery. Hextend, approved for use in major surgery, is the only blood plasma volume expander that contains lactate, multiple electrolytes, glucose, and a medically approved form of starch called hetastarch. Hextend is designed to compete with and to replace products that have been used to maintain fluid volume and blood pressure during surgery. These competing products include albumin and other colloid solutions, and crystalloid solutions. Commercially sold albumin is processed from human blood. Other colloid solutions contain proteins or a starch that keep the fluid in the patient’s circulatory system in order to maintain blood pressure. Crystalloid solutions generally contain salts and may also contain other electrolytes, and are not as effective as Hextend, albumin and other colloids on a per unit basis in maintaining a patient’s circulatory system fluid volume and pressure. Hextend is also sterile to avoid risk of infection. Health insurance reimbursements and health maintenance organization coverage now include the cost of Hextend used in surgical procedures.
      We are also developing two other blood volume replacement products, PentaLyte® and HetaCool®, that, like Hextend, have been formulated to maintain the patient’s tissue and organ function by sustaining the patient’s fluid volume and physiological balance.
      Hextend is being distributed by Hospira, Inc. in the United States and Canada and by C.J. Corp in South Korea under exclusive licenses from us. Hospira was organized by Abbott Laboratories as a spin-off of a substantial portion of Abbott’s hospital products business. In connection with the spin-off, Abbott assigned to Hospira the Exclusive License Agreement with us to manufacture and market Hextend in the United States and Canada.
      We have entered into an agreement with Summit Pharmaceuticals International Corporation to develop Hextend and PentaLyte for the Japanese market. BioTime and Summit do not plan to manufacture and market Hextend and PentaLyte themselves. Instead, we will seek to license manufacturing and marketing rights to a third party such as a pharmaceutical company. We will receive a payment of approximately $242,000 during October 2005 as our 40% share of a non–refundable payment to be made to Summit by a prospective licensee in connection with a license agreement for the Japanese market that is being negotiated by Summit. The definitive terms of the license agreement have not been finalized.
      Various colloid and crystalloid products are being marketed by other companies for use in maintaining patient fluid volume in surgery and trauma care, but those solutions do not contain the unique comprehensive combination of electrolytes, glucose, lactate and hydroxyethyl starch found in Hextend, PentaLyte, and HetaCool. The use of competing solutions has been reported to correlate with patient morbidity, fluid accumulation in body tissues, impaired blood clotting, and a disturbance of the delicate chemical balances on which most of the body’s chemical reactions depend. One of these competing products is 6% hetastarch in saline solution. The United States Food and Drug Administration (the “FDA”) has required the manufacturers of 6% hetastarch in saline solutions to change their product labeling by adding a warning stating that those products are not recommended for use as a cardiac bypass prime solution, or while the patient is on cardiopulmonary bypass, or in the immediate period after the pump has been disconnected. We have not been required to add that warning to the labeling of Hextend.
      Another competing product is albumin produced from human plasma. Albumin is more expensive than Hextend and is subject to supply shortages. An FDA warning has cautioned physicians about the risk of administering albumin to seriously ill patients.
      We are presently conducting a Phase II clinical trial using PentaLyte in the treatment of hypovolemia in cardiac surgery. PentaLyte contains a lower molecular weight hydroxyethyl starch than Hextend, and is more quickly metabolized. PentaLyte is designed for use when short lasting volume expansion is desirable. Our ability to complete clinical studies of PentaLyte will depend on our cash resources and the costs involved, which are not presently determinable.
      We are also continuing to develop solutions for low temperature surgery and trauma care. A number of physicians have reported using Hextend to treat hypovolemia under mild hypothermic conditions during cardiac surgery. Additional cardiac surgeries have been performed at deeper hypothermic temperatures. In one case, Hextend was used to treat hypovolemia in a cancer patient operated on under deep hypothermic conditions in which the heart was arrested. Once a sufficient amount of data from successful low temperature surgery has been compiled, we plan to seek permission to conduct trials using Hextend as a complete replacement for blood under near-freezing conditions. We currently plan to market Hextend for complete blood volume replacement at very low temperatures under the trademark “HetaCool” after FDA approval is obtained.
      We have been awarded a research grant in the amount of $299,990 by the National Heart, Lung, and Blood Institute division of the National Institutes of Health (“NIH”) for use in the development of HetaCool. The grant is being used to fund a project entitled “Resuscitating Blood-Substituted Hypothermic Dogs” at the Texas Heart Institute in Houston under the guidance of Dr. George V. Letsou. Dr. Letsou is Associate Professor of Surgery and Director of the Heart Failure Center at the University of Texas Medical School in Houston, Texas.
      In order to commence clinical trials for regulatory approval of new products, or new therapeutic uses of Hextend, it will be necessary for us to prepare and file with the FDA an Investigational New Drug Application (“IND”) or an amendment to expand the present IND for additional clinical studies. Filings with foreign regulatory agencies will be required to commence clinical trials overseas. The cost of preparing regulatory filings and conducting clinical trials is not presently determinable, but could be substantial. It will be necessary for us to obtain additional funds in order to complete any clinical trials that we may conduct for our new products or for new uses of Hextend.
      In addition to developing clinical trial programs, we plan to continue to provide funding for our laboratory testing programs at selected universities, medical schools and hospitals for the purpose of developing additional uses of Hextend, PentaLyte, HetaCool, and other new products, but the amount of research that will be conducted at those institutions will depend upon our financial status.
      BioTime was incorporated under the laws of the State of California on November 30, 1990. Our principal office is located at 6121 Hollis Street, Emeryville, California 94608. Our telephone number is (510) 350-2940.
      Hextend,® PentaLyte,® and HetaCool® are registered trademarks of BioTime, Inc.

Purpose of the Rights Offer
      We have determined that it is necessary for us to raise additional capital at this time to finance our operations, including:

•	Costs of conducting additional clinical trials of BioTime products;

•	Costs associated with seeking regulatory approval of our products;

•	Continued research and product development; and

•	General and administrative expenses.
      We are issuing the rights to raise additional capital without significant dilution of the ownership interests of existing shareholders who exercise their rights. Shareholders who exercise their rights will be able to purchase shares at a price below market without incurring broker’s commissions.
      Generally, shareholders who exercise their rights in full will be able to maintain their prorata share of BioTime’s outstanding common shares. However, shareholders will experience some dilution to their percentage interests in BioTime by virtue of the warrants issuable to the Guarantors. Also, if the rights offer is oversubscribed and we issue additional units to fill over-subscriptions, shareholders who do not purchase their prorata portion of those additional units by over-subscribing would experience a reduction in their percentage interests in BioTime’s outstanding shares. Shareholders could also experience a reduction in their percentage interest in BioTime if they fail to exercise their warrants in the future. The distribution of the rights to shareholders will also afford those shareholders who choose not to exercise their rights the potential of receiving a cash payment upon the sale of their rights. Therefore, the receipt of rights by shareholders who choose not to exercise their rights may be viewed as compensation for the possible dilution.
Terms of the Offer

Securities Offered	The rights will entitle you to subscribe for and purchase one “unit” for every five rights you hold. Each “unit” will consist of one new common share and one warrant to purchase an additional common share.

Each warrant entitles the holder to purchase one common share at a price of $2.00 per share. The number of common shares and the exercise price will be proportionally adjusted in the event of a stock split, stock dividend, combination or similar recapitalization of the common shares. The warrants will expire on October 31, 2010 and may not be exercised after that date.

BioTime may redeem the warrants by paying $.05 per warrant if the closing price of the common shares on a national securities exchange or the Nasdaq Stock Market exceeds 200% of the exercise price of the warrants for any 20 consecutive trading days. BioTime will give the warrant holders 20 days written notice of the redemption, setting the redemption date, and the warrant holders may exercise the warrants prior to the redemption date. The warrants may not be exercised after the last business day prior to the redemption date.

Common Shares Outstanding	17,871,450

Common Shares Offered	3,574,290 through the exercise of the rights

1,787,145 to fill excess over-subscriptions

5,361,435 through the exercise of warrants(1)

Warrants Offered	3,574,290 through the exercise of rights

1,787,145 to fill excess over-subscriptions

600,000 issuable as a fee to the Guarantors

Subscription Price	The subscription price per unit is $0.50.

Over-Subscription Privilege	Shareholders who fully exercise the rights initially issued to them will be entitled to the additional privilege of subscribing for and purchasing any units not acquired by other holders of rights. See “The Rights Offer — Over-Subscription Privilege.”

Distribution of Rights	The rights will be evidenced by subscription certificates which will be mailed to shareholders other than (i) foreign shareholders whose record addresses are outside the United States, and (ii) the residents of any state in which the rights offer is not registered or exempt from registration under state securities or “blue sky” laws. A copy of the subscription certificate can be found in Appendix A of this prospectus.

If your BioTime shares were held in the name of Cede & Co. as nominee for The Depository Trust Company, or in the name of any other depository or nominee, on the record date, you will also receive rights. You should contact your broker-dealer or other financial institution that holds your common shares in order to exercise, sell, or transfer your rights.

How to Exercise Rights	The rights will be evidenced by subscription certificates, which will be distributed to shareholders. You may exercise your rights by completing the subscription certificate and delivering it, together with payment of the subscription price, to the subscription agent, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219 or at 59 Maiden Lane, New York, New York 10038 if you deliver your certificate and payment by hand. Payment may be made either by check drawn on a United States bank or by wire transfer, as explained under “The Rights Offer — Payment for Units.” Rights must be exercised no later than the expiration date. You may not rescind a purchase after exercising your rights. If your subscription certificate is not available for tender on the expiration date, you may still exercise your rights by following the guaranteed delivery procedures described under “The Rights Offer — Payment for Units.”

Sale of Rights	The rights are transferable until the last business day prior to the expiration date. A business day is a day on which the prices of securities are quoted on the OTCBB. The prices for the rights are expected to be quoted on the OTCBB if a market for the rights develops. Trading of the rights will be conducted through the last business day prior to the expiration date. Any commissions in connection with the sale of rights will be paid by the selling rights holder. BioTime and the subscription agent cannot assure that a market for the rights will develop, or the prices at which rights may be sold if a market does develop.

Foreign and Certain State Restrictions	Subscription certificates will not be mailed to shareholders whose addresses of record are outside the United States or any state in which the rights offer is not registered or exempt from registration under state securities or “blue sky” laws. The rights will be held by the subscription agent for those shareholders’ accounts until instructions are received to exercise, sell or transfer the rights. If no instructions are received by 5:00 p.m., New York time on November 25, 2005, which is three business days prior to the expiration date, the subscription agent will use its best efforts to sell the rights of those shareholders. The net proceeds, if any, from such a sale will be paid to the foreign shareholders on a prorata basis. See “The Rights Offer — Issuance of Rights.”

Important Dates to Remember	Record Date: October 27, 2005

Expiration Date: November 30, 2005

Last Date of Guaranteed Delivery: December 5, 2005

Amendment, Extension or Termination of the Rights Offer	BioTime may, in its sole discretion: (a) terminate the rights offer prior to delivery of the units for which rights holders have subscribed; (b) extend the expiration date to a later date; (c) change the record date prior to the distribution of the rights to shareholders; or (d) amend or modify the terms of the rights offer.

(1)	This amount is the number of common shares that will be issuable upon the exercise of warrants if the all of the rights are exercised and the rights offer is fully over-subscribed. An additional 600,000 common shares may be issued if the warrants issuable as a fee to the Guarantors are exercised.

RISK FACTORS
      An investment in the units involves a high degree of risk. You should purchase the units only if you can afford to lose your entire investment. Before deciding to purchase any of the units offered by this prospectus, you should consider the following factors which could materially adversely affect the proposed operations and prospects of BioTime and the value of an investment in BioTime. There may be other factors that are not mentioned here or of which we are not presently aware that could also affect BioTime’s operations.

We May Not Succeed In Marketing Our Products Due to the Availability of Competing Products
      Our ability to generate operating revenue depends upon our success in developing and marketing our products. We may not succeed in marketing our products and we may not receive sufficient revenues from product sales to meet our operating expenses or to earn a profit. In this regard, sales of Hextend to date have not been sufficient to generate an amount of royalties or licensing fees sufficient to cover our operating expenses. Factors that affect the marketing of our products include the following:

•	Hextend and our other plasma expander products will compete with other products that are commonly used in surgery and trauma care and sell at lower prices.

•	In order to compete with other products, particularly those that sell at lower prices, BioTime products will have to provide medically significant advantages.

•	Physicians and hospitals may be reluctant to try a new product due to the high degree of risk associated with the application of new technologies and products in the field of human medicine.

•	Competing products are being manufactured and marketed by established pharmaceutical companies. For example, B. Braun presently markets Hespan, an artificial plasma volume expander, and Hospira and Baxter International, Inc. manufacture and sell a generic equivalent of Hespan.

•	There also is a risk that our competitors may succeed in developing safer or more effective products that could render our products and technologies obsolete or noncompetitive.

We Will Spend a Substantial Amount of Our Capital on Research and Development But We Might Not Succeed in Developing Products and Technologies That Are Useful In Medicine.

•	We are attempting to develop new medical products and technologies.

•	Many of our experimental products and technologies have not been applied in human medicine and have only been used in laboratory studies on animals. These new products and technologies might not prove to be safe and efficacious in the human medical applications for which they were developed.

•	The experimentation we are doing is costly, time consuming and uncertain as to its results. We incurred research and development expenses amounting to $1,123,261 during 2004 and $804,118 during the six months ended June 30, 2005.

•	If we are successful in developing a new technology or product, refinement of the new technology or product and definition of the practical applications and limitations of the technology or product may take years and require the expenditure of large sums of money. For example, we spent approximately $5,000,000 on research and development of Hextend before commencing clinical trials on humans during October 1996. The cost of completing the Hextend clinical trials and preparing our FDA application was approximately $3,000,000. These costs exclude corporate overhead included in general and administrative costs in our financial statements.

•	Future clinical trials of new products such as PentaLyte may take longer and may be more costly than our Hextend clinical trials. The FDA permitted us to proceed directly into a Phase III clinical trial of Hextend involving only 120 patients because the active ingredients in Hextend had already been approved for use by the FDA in other products. Because PentaLyte contains a starch that has not been approved by the FDA for use in a plasma volume expander, we have had to complete a Phase I clinical trial of PentaLyte, and we will have to complete a Phase II clinical trial in addition to a Phase III trial, that will involve more patients than our Hextend trials. We do not yet know the scope or cost of the clinical trials that the FDA will require for PentaLyte or the other products we are developing.

We Have Incurred Operating Losses Since Inception and We Do Not Known If We Will Attain Profitability
      Our net losses for the fiscal years ended December 31, 2002, 2003, and 2004 were $2,844,900, $1,742,100, and $3,085,300, respectively, and we incurred a loss of $1,169,324 for the six months ended June 30, 2005. We have incurred a net loss of $39,637,000 since the inception of our company in 1990. Our ability to generate sufficient operating revenue to earn a profit depends upon our success in developing and marketing or licensing our products and technology for medical use.

We Might Not Be Able To Raise Additional Capital Needed To Pay Our Operating Expenses
      We plan to continue to incur substantial research, product development, and regulatory expenses, and we will need to raise additional capital to pay operating expenses until we are able to generate sufficient revenues from product sales, royalties, and license fees. We have not received an amount of royalties and licensing fees from the sale of Hextend sufficient to cover our operating expenses. As of June 30, 2005, we had $588,540 of cash and cash equivalents on hand. At our current rate of spending, our cash on hand, reimbursable product development fees receivable from Summit, and anticipated royalties from Hospira, will allow us to operate through March 2006. We expect the minimum guaranteed cash proceeds raised by the rights offering, together with our operating revenues, will be sufficient to fund our operations through March 2007. The amount and pace of research and development work that we can do or sponsor, and our ability to commence and complete clinical trials required to obtain FDA and foreign regulatory approval of our products, depends upon the amount of money we have. We plan to spend at least an additional $700,000 on our Phase II clinical trial of PentaLyte. The costs of clinical trials and future research work are not presently determinable due to many factors, including the inherent uncertainty of those costs and the uncertainty as to the timing, source, and amount of capital that will become available for those projects. We have already curtailed the pace of our product development efforts due to the limited amount of funds available, and we may have to postpone further laboratory and clinical studies, unless our cash resources increase through a growth in revenues or additional equity investment or borrowing. Although we will continue to seek licensing fees from pharmaceutical companies for licenses to manufacture and market our products abroad, it is likely that additional sales of equity or debt securities will be required to meet our short-term capital needs. Sales of additional equity securities could result in the dilution of the interests of present shareholders. We may not be able to raise a sufficient amount of additional funds to permit us to develop and market our products. Unless we are able to generate sufficient revenue or raise additional funds when needed, it is likely that we will be unable to continue our planned activities, even if we are making progress with our research and development projects.

If We Are Unable To Enter Into Additional Licensing Or Manufacturing Arrangements, We May Have to Incur Significant Expense To Acquire Manufacturing Facilities And A Marketing Organization
      We presently do not have adequate facilities or resources to manufacture our products and the ingredients used in our products. We plan to enter into arrangements with pharmaceutical companies for the production and marketing of our products. Hospira has an exclusive license to manufacture and market Hextend in the United States and Canada, and CJ has an exclusive license to manufacture and market Hextend and PentaLyte in Korea. Hospira’s obligation to pay royalties on sales of Hextend will expire in the United States or Canada when all patents protecting Hextend in the applicable country expire and any third party obtains certain regulatory approvals to market a generic equivalent product in that country. Our current patents will begin to expire in 2019. CJ’s obligation to pay royalties on sales of Hextend and PentaLyte, respectively, will expire when the patents protecting those products in South Korea expire. Although a number of other pharmaceutical companies have expressed their interest in obtaining licenses to manufacture and market our products in other countries, we might not be successful in negotiating other licensing arrangements. If licensing or manufacturing arrangements cannot be made on acceptable terms, we will have to construct or acquire our own manufacturing facilities and establish our own marketing organization, which would entail significant expenditures of time and money.

Our Business Could Be Adversely Affected If We Lose the Services Of The Key Personnel Upon Whom We Depend
      During 2003, we lost our Chairman and Chief Executive Officer, Paul Segall, who passed away in June. Following the passing of Dr. Segall, we formed the Office of the President, a three-person executive “office” comprised of the three remaining founders: Dr. Hal Sternberg, Dr. Harold Waitz, and Judith Segall. The Office of the President is charged with assuming those executive duties previously attended to by Dr. Segall. We believe that the Office of the President has provided a smooth management transition without entailing additional operating costs. So long as the Office of the President meets our needs, we will defer appointing a new chief executive officer until our cash flow improves and we have sufficient capital to finance the additional executive compensation expenses. It is not possible to determine what impact, if any, this will have on our operations. Scientific concerns, such as product development and laboratory research, will continue to be addressed primarily by Dr. Sternberg, the Vice-President of Research, who worked very closely with Dr. Segall for many years on all matters of scientific importance and strategy.
      The loss of the services of any of our other executive officers could have a material adverse effect on us. We do not presently have long-term employment agreements with any of our executive officers because our present financial situation precludes us from making long-term compensation commitments in amounts commensurate with prevailing salaries of executive officers of similar companies in the San Francisco Bay Area. This may also limit our ability to engage a new Chief Executive Officer.
Risks Related to Our Industry
      We will face certain risks arising from regulatory, legal, and economic factors that affect our business and the business of other pharmaceutical development companies. Because we are a small company with limited revenues and limited capital resources, we may be less able to bear the financial impact of these risks than larger companies that have substantial income and available capital.

If We Do Not Receive FDA and Other Regulatory Approvals We Will Not Be Permitted To Sell Our Products
      The products that we develop cannot be sold until the FDA and corresponding foreign regulatory authorities approve the products for medical use. Hextend has been approved for use in the United States, Canada and Korea only. We are conducting a Phase II clinical trial of PentaLyte to demonstrate that PentaLyte can be used safely and effectively as a plasma volume expander in surgery.
      The need to obtain regulatory approval to market a new product means that:

•	We will have to conduct expensive and time consuming clinical trials of new products. We plan to spend at least an additional $700,000 for Phase II clinical trials of PentaLyte. However, the full cost of completing a Phase II clinical trial and future Phase III clinical trials necessary to obtain FDA approval of PentaLyte cannot be presently determined and may exceed our financial resources.

•	We will incur the expense and delay inherent in seeking FDA and foreign regulatory approval of new products. For example, 12 months elapsed between the date we filed our application to market Hextend in the United States and the date on which our application was approved. Approximately 36 months elapsed between the date we filed our application for approval to market Hextend in Canada, and the date on which our application was approved, even though we did not have to conduct any additional clinical trials.

•	A product that is approved may be subject to restrictions on use.

•	The FDA can recall or withdraw approval of a product if problems arise.

•	We will face similar regulatory issues in foreign countries.

Our Patents May Not Protect Our Products From Competition
      We have patents in the United States, Canada, several countries of the European Union, Australia, Israel, Russia, South Africa, South Korea, Japan, China, Hong Kong, Taiwan and Singapore, and have filed patent applications in other foreign countries for certain products, including Hextend, HetaCool, and PentaLyte. We might not be able to obtain any additional patents, and any patents that we do obtain might not be comprehensive enough to provide us with meaningful patent protection. Also, there will always be a risk that our competitors might be able to successfully challenge the validity or enforceability of any patent issued to us. The costs required to uphold the validity and prevent infringement of any patent issued to us could be substantial, and we might not have the resources available to defend our patent rights.

The Price and Sale of Our Products May Be Limited By Health Insurance Coverage And Government Regulation
      Success in selling our products may depend in part on the extent to which health insurance companies, HMOs, and government health administration authorities such as Medicare and Medicaid will pay for the cost of the products and related treatment. Presently, most health insurance plans and HMOs will pay for Hextend when it is used in a surgical procedure that is covered by the plan. However, until we actually introduce a new product into the medical market place we will not know with certainty whether adequate health insurance, HMO, and government coverage will be available to permit the product to be sold at a price high enough for us to generate a profit. In some foreign countries, pricing or profitability of health care products is subject to government control which may result in low prices for our products. In the United States, there have been a number of federal and state proposals to implement similar government controls, and new proposals are likely to be made in the future.
Risks Pertaining to Our Common Shares
      Before purchasing BioTime common shares or warrants, investors should consider the price volatility of our shares and warrants and the fact that we do not pay dividends.

Because We Are a Drug Development Company, The Price Of Our Stock May Rise And Fall Rapidly
      The market price of BioTime shares and warrants, like that of the shares of many biotechnology companies, has been highly volatile. The price of BioTime shares and warrants may rise rapidly in response to certain events, such as the commencement of clinical trials of an experimental new drug, even though the outcome of those trials and the likelihood of ultimate FDA approval remain uncertain. Similarly, prices of BioTime shares and warrants may fall rapidly in response to certain events such as unfavorable results of clinical trials or a delay or failure to obtain FDA approval. The failure of our earnings to meet analysts’ expectations could result in a significant rapid decline in the market price of our common shares and warrants. In addition, the stock market has experienced and continues to experience extreme price and volume fluctuations which have affected the market price of the equity securities of many biotechnology companies and which have often been unrelated to the operating performance of these companies. Broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of the common shares and warrants.

The Common Shares and Warrants Are Subject to the So-Called Penny Stock Rules That Impose Restrictive Sales Practice Requirements
      Until July 14, 2005, the common shares and warrants were listed on the American Stock Exchange. However, the common shares and warrants were delisted from the AMEX because our shareholders’ equity is less than the $6,000,000 required to comply with the AMEX continued listing standards. As a result of the delisting, the common shares and warrants are subject to the so-called penny stock rules that impose restrictive sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. An accredited investor generally is a person who has a net worth in excess of $1,000,000 or individual annual income exceeding $200,000, or joint annual income with a spouse exceeding $300,000. For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser’s written consent to the transaction prior to sale.
      The Securities and Exchange Commission (the “Commission”) has adopted regulations that define a penny stock to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If a transaction involving a penny stock is not exempt from the Commission’s rule, a broker-dealer must deliver a disclosure schedule relating to the penny stock market to the investor prior to a transaction. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the penny stock, and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the customer’s account and information on the limited market in penny stocks.

Because We Do Not Pay Dividends, Our Stock May Not Be A Suitable Investment For Anyone Who Needs To Earn Dividend Income
      We do not pay cash dividends on our common shares. For the foreseeable future we anticipate that any earnings generated in our business will be used to finance the growth of BioTime and will not be paid out as dividends to our shareholders. This means that our stock may not be a suitable investment for anyone who needs to earn income from their investments.

The Warrants Cannot Be Exercised Unless a Registration Statement is in Effect Under Federal and State Securities Laws.
      A registration statement under the Securities Act of 1933, as amended, must be in effect in order for warrant holders to exercise their warrants. This means that we will have to periodically update our registration statement and prospectus by filing post-effective amendments and by filing our annual report on Form 10-K, our quarterly reports on Form 10-Q, and current reports on Form 8-K as required under the Securities Exchange Act of 1934, as amended. We intend to use our best efforts to keep our registration statement effective. However, if we are unable to do so for any reason, warrant holders would not be able to exercise their warrants, even if the market price of our common shares was then greater than the exercise price. Most states will also require us to obtain a permit, issued through an application for registration or qualification, and to maintain that permit in effect in order for warrant holders in the state to exercise their warrants.
THE RIGHTS OFFER
Issuance of Rights
      We are issuing rights to subscribe for units consisting of common shares and warrants. The rights will be issued to shareholders who owned BioTime shares as of the close of business on October 27, 2005, which has been set as the record date. Beneficial owners of shares held in the name of Cede & Co. as nominee for The Depository Trust Company, or in the name of any other depository or nominee, on the record date will also receive rights. Each shareholder will be issued one transferable right for each common share owned on the record date. No fractional rights will be issued. The rights entitle the holders to acquire one common share and one warrant for each five rights held by paying the subscription price. Any shareholder who is issued fewer than five rights may subscribe for one unit at the subscription price. The rights will be evidenced by subscription certificates (see Appendix A) which will be mailed to shareholders other than foreign shareholders whose record addresses are outside the United States. The United States includes the fifty states, the District of Columbia, U.S. territories and possessions.
      The rights issued to foreign shareholders and to residents of any state in which the rights offer is not registered or exempt from registration under state securities or “blue sky” laws will be held by the subscription agent for their accounts until instructions are received to exercise (if permissible under applicable foreign or state securities laws), sell, or transfer those rights. If no instructions have been received by 12:00 noon,

New York City time, three business days prior to the expiration date, the subscription agent will use its best efforts to sell the rights of those shareholders in the over-the counter market. The net proceeds from the sale of those rights will be paid to those shareholders. See “Sale of Rights.”
      Any common shares acquired by officers, directors and other persons who are “affiliates” of BioTime, as that term is defined under the Securities Act of 1933, may only be sold in accordance with Rule 144 under the Securities Act or pursuant to an effective registration statement under the Securities Act. In general, under Rule 144, as currently in effect, an “affiliate” of BioTime is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then-outstanding common shares or the average weekly reported trading volume of the common shares during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain restrictions on the manner of sale, to notice requirements and to the availability of current public information about BioTime.
Purpose of the Rights Offer
      The Board of Directors of BioTime has determined that it is necessary for BioTime to raise additional capital at this time to finance its operations, including:

•	Costs of conducting additional clinical trials of BioTime products;

•	Costs of seeking regulatory approval of our products;

•	Continued research and product development; and

•	General and administrative expenses.
      Until we begin to receive sufficient revenues from product sales and licensing fees from Hospira and CJ or other companies that may obtain a license to sell our products, we will have to finance our operations with our cash on hand, the funds received from shareholders who exercise their rights, and any additional capital raised through other sales of equity securities.
      The rights offer provides an opportunity for us to raise additional capital without diluting the ownership interests of existing shareholders who exercise their rights. Shareholders who exercise their rights will be able to purchase BioTime shares at a price below market, without incurring broker’s commissions. Generally, shareholders who exercise their rights in full will be able to maintain their prorata share of BioTime’s outstanding common shares. However, shareholders will experience some dilution to their percentage interests in BioTime by virtue of the warrants issuable to the Guarantors. In this regard, we will issue 600,000 warrants to the Guarantors as compensation under the Standby Purchase Agreement. Also, if the rights offer is oversubscribed and BioTime issues additional common shares and warrants to fill over-subscriptions, shareholders who do not purchase their prorata portion of those additional shares and warrants through the over-subscription privilege would experience a reduction in their percentage interests in BioTime’s outstanding shares. Similarly, shareholders who do not exercise their warrants in full could experience a reduction of their percentage interests in BioTime’s outstanding shares if other warrant holders exercise their warrants. The distribution of the rights to shareholders will also afford those shareholders who choose not to exercise their rights the potential of receiving a cash payment upon the sale of their rights. Therefore, the receipt of rights by shareholders who choose not to exercise their rights may be viewed as compensation for the possible dilution of their interest in BioTime.
      We considered other financing alternatives, including a private placement or underwritten public offering of newly issued shares. Those alternatives would have entailed the payment of commissions and fees to broker-dealers in an amount greater than the $132,000 of cash fees we will pay the Guarantors. A private placement or underwritten public offering would also have been more dilutive to BioTime shareholders because all of the shares could have been sold to new investors. In the case of a private placement, the sale would probably have been made at a discount to market. In contrast, the sale of shares through the rights and warrants will permit BioTime to incur lower transaction fees in raising capital and will permit the shareholders who exercise their rights and warrants to enjoy the price discount that might otherwise have been realized by new investors. During December 2003 and January 2004, January and February 1997, and February and March 1999,

BioTime conducted similar subscription rights offers that were over-subscribed, leading BioTime to conclude that the rights offer might be a better alternative to the other sources of financing.
      In determining the subscription price of the rights we considered the financial condition of BioTime, the price range at which BioTime common shares have traded during recent weeks, the volatility of the price of the common shares, the discounts to the market price and additional broker-dealer or underwriting costs that we would likely have to incur if we were to sell shares in a private placement or an underwritten public offering, and the discounts we allowed in our two previous rights offers. We determined that the subscription price is fair to us and to our shareholders in that it allows our shareholders to realize the economic benefits that might otherwise have been offered to new investors and broker-dealers, while providing us with approximately the same amount of net capital that we would have received through alternative financing arrangements.
      The factors that we considered in determining the subscription price of the rights were also considered in determining the exercise price of the warrants. The warrants are intended to serve as a future source of new capital that we can receive without additional broker-dealer, underwriting, and other transactional costs. We adjusted the price to a premium over the current and recent market price of the common shares to reduce the dilution that will result when the warrants are exercised. Dilution will result from the exercise of the warrants because warrant holders will not exercise the warrants unless the market price of our common shares is greater than the exercise price of the warrants. To further limit future dilution, we made the warrants redeemable when the market price of the common shares exceeds 200% of the exercise price for 20 consecutive trading days. We also felt that the warrants will provide an extra incentive for our shareholders to exercise their rights and to continue to participate as equity holders in our company. The exercise price of the new warrants is the same as the exercise price of the warrants we issued through our last subscription rights offer.
The Subscription Price
      The subscription price for the units to be issued pursuant to the rights offer is $0.50. We announced the rights offer on September 1, 2005. The high and low prices of the common shares quoted on the OTCBB on September 1, 2005 and October 20, 2005 was $0.50 and $0.49, and $0.35 and $0.30 respectively.
Expiration of the Rights Offer
      The rights offer will expire at 5:00 p.m., New York City time, on November 15, 2005, the expiration date. Rights will expire on the expiration date and may not be exercised after that date.
Exercise of Rights
      In order to exercise your rights you must do all of the following:

•	Fill in and sign the reverse side of the subscription certificate which accompanies this prospectus;

•	Deliver the completed and signed subscription certificate to the subscription agent with your payment in full for the units you wish to purchase. You may use the enclosed envelope to mail the subscription certificate and payment to the subscription agent or you may arrange for one of the alternative methods of delivery described below.

•	The method of making payment for your units is described below under “Payment for Units.”

•	Properly completed and executed subscription certificates must be received by the subscription agent at the offices of the subscription agent at the address set forth below prior to 5:00 p.m., New York City time, on the expiration date, unless delivery is effected by guaranteed delivery as described below under “Payment for Units.”

•	Rights may also be exercised through a broker, who may charge you a servicing fee.

      You should send your signed subscription certificates, accompanied by payment of the subscription price, to American Stock Transfer & Trust Company, the subscription agent, by one of the methods described below:
      (1) By hand:

American Stock Transfer & Trust Company
Attn: Reorganization Department
59 Maiden Lane, Plaza Level
New York, New York 10038
      (2) By mail, express mail or overnight courier:

American Stock Transfer & Trust Company
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219
      (3) By facsimile (telecopier):

(718) 234-5001
      You should confirm that your facsimile has been received by contacting the subscription agent by telephone at 1-877-248-6417, or outside the United States, (718) 921-8317 and ask for Shareholder Relations. If you deliver your subscription certificate by telecopier, you must send the original subscription certificate to the subscription agent by mail or hand delivery.
Do not send subscription certificates to BioTime.
      If your BioTime shares were held in the name of Cede & Co. as nominee for The Depository Trust Company, or in the name of any other depository or nominee, on the record date, you should contact your broker-dealer or other financial institution that holds your common shares in order to exercise, sell, or transfer your rights.
      A subscription will be deemed accepted by the subscription agent when payment, together with a properly completed and executed subscription certificate, is received by the subscription agent at its Reorganization Department.
      If you are issued fewer than five rights, you may subscribe for one full unit. Fractional shares and fractional warrants will not be issued. If after exercising your rights you are left with fewer than five rights, you will not be able to exercise the remaining rights.
      If you do not indicate the number of rights you are exercising, or if you do not deliver full payment of the subscription price for the number of units that you indicate you are subscribing for, then you will be deemed to have exercised rights to purchase the maximum number of units determined by dividing the total subscription price you paid by the subscription price per unit.
      If you submit payment for more units than may be purchased through the regular exercise of your rights, your excess payment will be deemed to be a subscription payment for additional units through the over-subscription privilege. The number of additional units that you will be deemed to have subscribed for in the over-subscription privilege will be determined by dividing the amount of the excess payment by the subscription price per unit.
      All questions concerning the timeliness, validity, form and eligibility of any exercise of rights or subscriptions pursuant to the over-subscription privilege will be determined by BioTime. BioTime’s determination will be final and binding. BioTime in its sole discretion may waive any defect or irregularity, or may permit any defect or irregularity to be corrected, within such time as BioTime may determine. BioTime may reject, in whole or in part, the purported exercise of any right or any subscription pursuant to the over-

subscription privilege. Neither BioTime nor the subscription agent will be under any duty or obligation to give any notification or to permit the cure of any defect or irregularity in connection with the submission of any subscription certificate, the exercise or attempt to exercise any right or the over-subscription privilege, or the payment of the subscription price. Subscriptions through the exercise of rights or the over-subscription privilege will not be deemed to have been received or accepted by BioTime until all irregularities or defects have been waived by BioTime or cured to the satisfaction of, and within the time allotted by, BioTime in its sole discretion.
Over-Subscription Privilege
      The over-subscription privilege may allow shareholders to acquire more units than the number issuable upon the exercise of the rights issued to them. By exercising the over-subscription privilege, shareholders who have exercised all exercisable rights issued to them may purchase any units that are left over by shareholders who fail to exercise their rights.
      The over-subscription privilege may only be exercised by shareholders who were shareholders on the record date and who exercise all of the rights they received from BioTime. Any person who purchases rights and who was not a shareholder on the record date may not exercise the over-subscription privilege. Shareholders such as broker-dealers, banks, and other professional intermediaries who hold shares on behalf of clients may participate in the over-subscription privilege for the client if the client fully exercises all rights attributable to him.
      If you are eligible to exercise the over-subscription privilege and you wish to do so, you should indicate on the subscription certificate how many units you are willing to acquire through the over-subscription privilege. If sufficient units remain unsold, all over-subscriptions will be honored in full.
      If you were a shareholder on the record date and you wish to exercise the over-subscription privilege through The Depository Trust Corporation, you must properly execute and deliver to the subscription agent a DTC Participant Over-Subscription Form, together with payment of the subscription price for the number of units that you wish to purchase through the over-subscription privilege. Copies of the DTC Participant Over-Subscription Form may be obtained from the subscription agent. Your properly executed DTC Participant Over-Subscription Form and payment must be received by the subscription agent at or prior to 5:00 p.m., New York City time on the expiration date.
      If subscriptions for units through the over-subscription privilege exceed the initial 3,574,290 units being offered by BioTime through the exercise of the rights, BioTime may issue up to 1,787,145 additional units to fill all or a portion of the excess over-subscriptions. The issuance of units to fill excess over-subscriptions may dilute the percentage ownership interests of other shareholders.
      BioTime will not be obligated to issue any units to fill excess over-subscriptions, but it may do so in its sole and absolute discretion. BioTime reserves the right to limit the number of units issued to fill an excess over-subscription from any single shareholder or from shareholders that are known or believed by BioTime to be under common control or acting as a group for the purpose of acquiring units.
      Subject to the right of BioTime to limit the number of units issuable to any shareholder, if the rights offer is over-subscribed so that over-subscriptions cannot be filled in full, the available units will be allocated among those who over-subscribe based on the number of rights originally issued to them, so that the number of units issued to shareholders who subscribe through the over-subscription privilege will generally be in proportion to the number of common shares owned by them on the record date. The percentage of remaining units each over-subscribing shareholder may acquire may be rounded up or down to result in delivery of whole units. The allocation process may involve a series of allocations in order to assure that the total number of units available for over-subscriptions is distributed on a prorata basis. If you are not allocated the full amount of units that you subscribe for pursuant to the over-subscription privilege, you will receive a refund of the subscription price you paid for units that are not allocated to and purchased by you. The refund will be made by a check mailed by the subscription agent.

Payment for Units
      If you wish to exercise your rights or to acquire units pursuant to the over-subscription privilege, you may choose between the following methods of payment:
      1. You may send to the subscription agent full payment for all of the units you wish to acquire, including any additional units that you desire to acquire through the over-subscription privilege, if you are entitled to exercise the over-subscription privilege. Make sure that your payment is accompanied by your completed and signed subscription certificate. The payment and properly completed and executed subscription certificate must be received by the subscription agent no later than 5:00 p.m., New York City time, on the expiration date. The subscription agent will deposit all checks received by it for the purchase of units into a segregated interest-bearing account of BioTime pending proration and distribution of units. The interest earned on the account will belong to BioTime.
      To be accepted, your payment must be made in the following manner:

•	The payment must be in U.S. dollars;

•	The payment must be by wire transfer, money order, or check drawn on a bank located in the United States;

•	The payment must be payable to the subscription agent, American Stock Transfer & Trust Company; and

•	The payment must accompany a properly completed and executed subscription certificate.

•	Please note that if you pay by uncertified personal check your payment will not be deemed to have been received until your check clears, which may take two business days or more. If your choose to send a personal check you should do so a sufficient time before the expiration date to assure that your check is received and clears by that time. We urge you to use a wire transfer or bank cashier’s check to avoid missing the payment deadline.
      Wire transfers should be directed to American Stock Transfer & Trust Company, Subscription Agent, JP Morgan Chase Bank WIRE CLEARING ACCOUNT ABA #021000021, Account 323-212069, Attention: Reorg. Dept.
      2. Alternatively, a subscription will be accepted by the subscription agent if, prior to 5:00 p.m., New York City time, on the expiration date, the subscription agent has received (1) payment of the full subscription price in the manner described above for the units subscribed for, including any additional units subscribed for pursuant to the over-subscription privilege, and (2) a notice of guaranteed delivery by facsimile telecopy or otherwise from a bank, a trust company, or a New York Stock Exchange member guaranteeing delivery of a properly completed and executed subscription certificate. The notice of guaranteed delivery and payment in full of the subscription price must be received by the subscription agent before 5:00 p.m., New York City time, on the expiration date. The subscription agent will not honor a notice of guaranteed delivery unless full payment for the units is received by subscription agent by the expiration date and a properly completed and executed subscription certificate is received by the subscription agent by the close of business on the third business day after the expiration date.
      You will not be allowed to rescind your purchase after the subscription agent has received a properly executed subscription certificate or a notice of guaranteed delivery and payment either by means of a wire transfer, check or money order.
      Nominees who hold common shares for the account of others, such as brokers, trustees or depositories for securities, should notify the respective beneficial owners of the common shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the rights. If the beneficial owner so instructs, the nominee should complete the subscription certificate and submit it to the subscription agent with the proper payment. In addition, beneficial owners of common shares or rights held through a nominee should contact the nominee and request the nominee to effect transactions in accordance with the beneficial owner’s instructions.

Sale of Rights
      The rights are transferable until the last business day prior to the expiration date. Assuming a market for the rights develops, the rights may be purchased and sold through usual brokerage channels. Although no assurance can be given that a market for the rights will develop, trading in the rights may be conducted until and including the close of trading on the last business day prior to the expiration date.
      You may transfer some or all the rights evidenced by your subscription certificate by following these instructions and the instructions on the back of your subscription certificate. If you wish to transfer all of your rights, you need only sign your subscription certificate and deliver it to the subscription agent. If you wish to transfer some but not all of your rights, you must also deliver to the subscription agent a subscription certificate properly endorsed for transfer with instructions to register the portion of the rights evidenced by the subscription certificate in the name of the transferee and to issue a new subscription certificate to the transferee evidencing the number of rights transferred. In that event, a new subscription certificate evidencing the balance of the rights will be issued to you or, if you so instruct, to an additional transferee.
      If you wish to transfer all or a portion of your rights, you should allow sufficient time prior to the expiration date for (1) the transfer instructions to be received and processed by the subscription agent; (2) a new subscription certificate to be issued and transmitted to the transferee or transferees with respect to transferred rights, and to you with respect to retained rights, if any; and (3) the rights evidenced by the new subscription certificate to be exercised or sold by the recipients. BioTime and the subscription agent shall have no liability to a transferee or transferor of rights if subscription certificates are not received in time for exercise or sale prior to the expiration date.
      BioTime anticipates that the rights will be eligible for transfer through the facilities of The Depository Trust Company.
      Except for the fees charged by the subscription agent, which will be paid by BioTime, all commissions, fees and other expenses, including brokerage commissions and transfer taxes, incurred in connection with the purchase, sale or exercise of rights will be for the account of the transferor of the rights, and none of those commissions, fees or expenses will be paid by BioTime or the subscription agent.
Amendment, Extension or Termination of the Rights Offer
      BioTime reserves the right, in its sole discretion, to: (a) terminate the rights offer prior to delivery of the units for which rights holders have subscribed; (b) extend the expiration date for up to 21 days; (c) change the record date prior to distribution of the rights to shareholders; or (d) amend or modify the terms of the rights offer. If BioTime amends the terms of the rights offer, an amended prospectus will be distributed to each holder of record of rights and to each person who previously exercised any of their rights. An extension of the expiration date for up to 21 days will not be deemed an amendment or modification of the rights offer. If you exercised your rights prior to the amendment or within four business days after the mailing of the amended prospectus, you will be given the opportunity to confirm the exercise of your rights by executing and delivering a consent form.
      If you exercise rights before or within four days after mailing of an amended prospectus relating to an amendment of the rights offer and you fail to deliver, in a proper and timely manner, a properly executed consent form, you will be deemed to have rejected the amended terms of the rights offer and you will be deemed to have elected to revoke in full the exercise of your rights and the over-subscription privilege. If your exercise of rights is so revoked, the full amount of the subscription price you paid will be returned to you.
      If your executed subscription certificate is received by the subscription agent more than four days after the mailing of an amended prospectus, you will be deemed to have accepted the amended terms of the rights offer in connection with the exercise of your rights and the over-subscription privilege.
      If we extend the expiration date for more than 21 days, or we materially amend any other terms of the rights offer, we will file a post-effective amendment to the registration statement with the Securities and Exchange Commission and we will distribute an amendment to the prospectus to holders of record of the rights specifying the new expiration date. In that case we will promptly return the subscription price you paid, except to the extent that we have already issued your units, and you will be given the opportunity to reconfirm your subscription in the manner described above with respect to amendments of the terms of the rights offer.
      If BioTime elects to terminate the rights offer before delivering the units for which you subscribed, the subscription price you paid will be returned to you promptly by mail. Except for the obligation to return the subscription price you paid when you attempted to exercise your rights, neither BioTime nor the subscription agent will have any obligation or liability to you in the event of an amendment or termination of the rights offer.
Delivery of Share and Warrant Certificates
      Certificates representing the common shares and warrants you purchase by exercising your rights will be delivered to you as soon as practicable after your rights have been validly exercised and full payment for the units has been received and cleared. Certificates representing common shares and warrants you purchase pursuant to the over-subscription privilege will be delivered to you as soon as practicable after the expiration date and after all allocations have been affected. It is expected that the certificates will be available for delivery five business days following the expiration date.
Subscription Agent
      The subscription agent is American Stock Transfer & Trust Company, which will receive for its administrative, processing, invoicing and other services as subscription agent, a fee estimated to be $25,000, and reimbursement for all out-of-pocket expenses related to the rights offer. The subscription agent is also BioTime’s transfer agent and registrar. Questions regarding the subscription certificates should be directed to American Stock Transfer & Trust Company, Reorganization Department, 6201 15th Avenue, Brooklyn, New York, 11219; telephone (718) 921-8317 or toll free in the United States 877-248-6417. Shareholders may also consult their brokers or nominees.
Federal Income Tax Consequences
      The U.S. Federal income tax consequences to holders of common shares with respect to the rights offer will be as follows:
      1. The distribution of rights will not result in taxable income nor will the holder realize taxable income as a result of the exercise of rights.
      2. The basis of a right will be (a) to a holder of common shares to whom it is issued, and who exercises or sells the right (1) zero, if the market value of the right immediately after issuance is less than 15% of the market value of the common share with regard to which it is issued, unless the holder elects, by filing a statement with his timely filed federal income tax return for the year in which the rights are received, to allocate the basis of the common share between the right and the common share based on their respective market values immediately after the right is issued, and (2) a portion of the basis in the common share based upon the respective values of the common share and the right immediately after the right is issued, if the market value of the right immediately after issuance is 15% or more of the market value of the common share with respect to which it is issued; (b) zero, to a holder of common shares to whom it is issued and who allows the right to expire; and (c) the cost to acquire the right, to anyone who purchases a right in the market.
      3. The holding period of a right received by a holder of a common share includes the holding period of the common share.
      4. Any gain or loss on the sale of a right will be treated as a capital gain or loss if the right is a capital asset in the hands of the seller. A capital gain or loss will be long-term or short-term, depending on how long the right has been held, in accordance with paragraph 3 above. A right issued with regard to a common share will be a capital asset in the hands of the person to whom it is issued if the common share was a capital asset in the hands of that person. If a right is allowed to expire, there will be no loss realized unless the right had been acquired by purchase, in which case there will be a loss equal to the basis of the right.

      5. If a right is exercised by the holder of common shares, the basis of the common share and warrant received will include the basis allocated to the right and the amount paid upon exercise of the right.
      6. If a right is exercised, the holding period of the common share and warrant acquired begins on the date the right is exercised.
      7. Gain recognized by a non-U.S. shareholder on the sale of a right will be taxed in the same manner as gain recognized on the sale of common shares.
      Proceeds from the sale of a right may be subject to withholding of U.S. taxes at the rate of 31% unless the seller’s certified U.S. taxpayer identification number or certificate regarding foreign status is on file with the subscription agent and the seller is not otherwise subject to U.S. backup withholding. The 31% withholding tax is not an additional tax. Any amount withheld may be credited against the seller’s U.S. federal income tax liability.
      The foregoing discussion of the applicable federal income tax law does not include any state or local tax consequences of this transaction. Shareholders and other rights holders should consult their tax advisers concerning the tax consequences of the rights offer.
Special Considerations
      As a result of the terms of the rights offer, shareholders who do not fully exercise their rights should expect that they will, at the completion of the rights offer, own a smaller proportional interest in BioTime than would otherwise be the case.
Standby Guaranty
      The Guarantors have entered into a Standby Purchase Agreement under which they have agreed to purchase any units that remain unsold at the termination of the rights offer, excluding units that have been authorized to be sold to fill excess over-subscriptions. The Guarantors’ obligations are limited to $1,787,145 (3,574,290 units). The obligation to purchase units is pro rata, based on the maximum purchase obligations of each of the Guarantors.
      We have agreed to pay the Guarantors a cash fee in the amount of $132,000, to pay up to $15,000 of the fees and expenses of the Guarantors’ counsel, and to issue to the Guarantors a warrant to purchase 600,000 common shares. The warrants issuable to the Guarantors will be on the same terms as the warrants contained in the units offered to shareholders through the rights. The fees and warrants will be allocated among the Guarantors in the ratio of their respective standby purchase commitments.
      We have registered for sale under the Securities Act of 1933, as amended, the warrants and the common shares issuable upon the exercise of the warrants issued to the Guarantors, and we have agreed to register for resale by them any common shares and warrants they may acquire through their standby purchase commitments. We have agreed to indemnify the Guarantors from certain liabilities, including liabilities arising under the Securities Act.
      The following table shows the maximum amount of the standby purchase commitments of the Guarantors:

Amount of
Purchase
Guarantor	Commitment

Cyndel & Co., Inc.	$297,858
Greenway Partners, LP	$165,476
Alfred D. Kingsley	$330,953
George Karfunkel	$496,429
Broadwood Partners, LP	$496,429

Total	$1,787,145

Alfred D. Kingsley and Broadwood Partners, LP beneficially owns more than 5% of the outstanding common shares of BioTime. Mr. Kingsley is a general partner of Greenhouse Partners, LP, which is the general partner of Greenway Partners, LP. Cyndel & Co., Inc. and its affiliates could become the beneficial owners of more than 5% of the common shares by acquiring shares and warrants as Guarantors or through the exercise of rights in the rights offer.
Certain Relationship and Related Transactions
      Because some of the Guarantors beneficially own more than 5% of the outstanding common shares, the Standby Purchase Agreement was approved by our Board of Directors and by our Audit Committee the members of which are independent directors. It is our policy that all transactions with our affiliates must be on terms no less favorable than those we could obtain from an unaffiliated third party and must be approved by a majority of the board of directors and by our Audit Committee.
USE OF PROCEEDS
      The net cash proceeds received by BioTime from the sale of the 3,574,290 units in the rights offer are estimated to be $1,495,145, after deducting the expenses of the offer of approximately $292,000, without taking into account any common shares that may be sold through the exercise of warrants. An additional $893,573 of cash proceeds may be received through the sale of up to 1,787,145 units to fill excess over-subscriptions. BioTime intends to use the net proceeds of the rights offer as shown in the following table. The minimum amount of proceeds reflects the proceeds from the sale of 3,574,290 units in the rights offer only, and the maximum amount also includes proceeds from the sale of 1,787,145 units to fill excess over-subscriptions.

	Estimated Amount		Percent of Total

Application	Minimum	Maximum	Minimum	Maximum

Clinical Trials of PentaLyte	$700,000	$700,000	47%	29%
Working Capital	$795,145	$1,688,718	53%	71%
Total	$1,495,145	$2,388,718	100%	100%
      Clinical Trials of PentaLyte. Up to $700,000 of the proceeds allocated to research and development will be used to finance clinical testing and FDA application of PentaLyte and the preparation of a New Drug Application to the FDA. We are presently conducting a Phase II clinical trial of PentaLyte to treat hypovolemia in cardiac surgery. We have spent more than $2,400,000 in direct costs, not including certain consultant fees, patent costs, regulatory costs, and overhead expenses, through June 30, 2005 developing PentaLyte. If Hospira obtains a license to manufacture and market PentaLyte under our License Agreement with them, they would reimburse us for our costs incurred in developing PentaLyte. Hospira’s decision whether to license PentaLyte would follow the completion of our Phase II trial.
      Working Capital. We intend to apply the balance of the proceeds of the rights offer to research and development and general corporate purposes. We will have broad discretion with respect to the use of proceeds retained as working capital. The proceeds allocated to research and development may be used to finance additional clinical trials of Hextend, initial clinical trials of HetaCool, and laboratory testing of other products we are developing. When laboratory testing of a product has been completed, a portion of the proceeds allocated to research and development may also be used to commence clinical trials of that product. We may also use a portion of the proceeds to fund the cost of seeking regulatory approval of our products. The proceeds may be used to defray overhead expenses and for future opportunities and contingencies that may arise. We expect that our general and administrative expenses will increase as we achieve progress in developing products and bringing them to market. For example, a portion of the proceeds allocated to working capital may be used to pay the salaries, benefits and fees to employees and consultants who assist in the preparation of applications to the FDA and foreign regulatory agencies and patent applications. Proceeds allocated to working capital also may be reallocated to research and development and may be used to pay the costs of clinical trials of our products.

      New Product Lines and Technologies. We are considering a number of opportunities to enter new fields of research for the development of medical products that may complement our current products or may allow us to enter new market segments. We may use a portion of the proceeds allocated to working capital for the research and development of new product lines and technologies which may include fields of research different from those we have undertaken in the past. We may conduct this research ourselves or in collaboration with others.
      The foregoing represents only an estimate of the allocation of the net proceeds of the rights offer based upon the current state of our product development program. The development of new medical products and technologies often involves complications, delays and costs that cannot be predicted, and may cause us to make a reallocation of proceeds among the categories shown above or to other uses. We may need to raise additional capital after the rights offer to pay operating expenses until such time as we are able to generate sufficient revenues from product sales, royalties, and license fees.
      Until used, the net proceeds of the rights offer will be invested in certificates of deposit, United States government securities or other high quality, short-term interest-bearing investments.
DESCRIPTION OF SECURITIES
Subscription Rights
      The rights will entitle the holders to subscribe for and purchase for the subscription price one unit for every five rights owned. Each unit will consist of one BioTime common share and one warrant to purchase one common share. The subscription price is $0.50 per unit. Holders of the common shares will receive one right for each BioTime common share owned as of the close of business on the record date. The rights will expire at 5:00 p.m. New York City time on November 30, 2005. We may extend the expiration date for up to 21 days. More detailed information about how to exercise the rights can be found in this prospectus under “The Rights Offer — Exercise of Rights” and “The Rights Offer — Payment for Units.”
      Rights holders who exercise all of the rights originally issued to them may also be able to purchase any units that are left over by shareholders who fail to exercise their rights. BioTime may also issue up to 1,787,145 additional units at the subscription price of $0.50 per unit, for a total of $893,573, to fill excess over-subscriptions. Further information on over-subscriptions can be found in this prospectus under “The Rights Offer — Over-Subscription Privilege.”
Units
      Each unit will consist of one new common share and one warrant to purchase an additional common share.
Common Shares
      BioTime’s Articles of Incorporation currently authorize the issuance of up to 40,000,000 common shares, no par value, of which 17,871,450 shares were outstanding at August 15, 2005 and held by 5,509 persons based upon the share position listings for the common shares. Each holder of record is entitled to one vote for each outstanding common share owned by him on every matter properly submitted to the shareholders for their vote.
      Subject to the dividend rights of holders of any of the preferred shares that may be issued from time to time, holders of common shares are entitled to any dividend declared by the Board of Directors out of funds legally available for that purpose. BioTime has not paid any cash dividends on its common shares, and it is unlikely that any cash dividends will be declared or paid on any common shares in the foreseeable future. Instead, BioTime plans to retain our cash for use in financing our future operations and growth.
      Subject to the prior payment of the liquidation preference to holders of any preferred shares that may be issued, holders of common shares are entitled to receive on a prorata basis all remaining assets of BioTime available for distribution to the holders of common shares in the event of the liquidation, dissolution, or winding up of BioTime. Holders of common shares do not have any preemptive rights to become subscribers or purchasers of additional shares of any class of BioTime’s capital stock.
Preferred Shares
      BioTime’s Articles of Incorporation currently authorize the issuance of up to 1,000,000 preferred shares, no par value. We may issue preferred shares in one or more series, at any time, with such rights, preferences, privileges and restrictions as the Board of Directors may determine, all without further action of our shareholders. Any series of preferred shares which may be authorized by the Board of Directors in the future may be senior to and have greater rights and preferences than the common shares, and could have voting and conversion rights that could adversely affect the voting power of the common shareholders. There are no preferred shares presently outstanding and we have no present plan, arrangement or commitment to issue any preferred shares.
Warrants
      Each warrant entitles the holder to purchase one common share at a price of $2.00 per share. The number of common shares and exercise price will be proportionally adjusted in the event of a stock split, stock dividend, combination or similar recapitalization of the common shares. The warrants will expire on October 31, 2010 and may not be exercised after that date.
      Warrants may be exercised in whole or in part by presentation of a warrant certificate to the warrant agent and payment of the exercise price. The purchase form on the reverse side of the warrant must be signed by the warrant holder and the warrant holder’s signature must be guaranteed by a financial institution that is a participant in a recognized signature guarantee program. Payment of the exercise price of the warrants must be made in cash or by certified or bank cashier’s check or wire transfer. If your warrants are held in the name of Cede & Co. as nominee for The Depository Trust Company, or in the name of any other depository or nominee, you should contact your broker-dealer or other financial institution that holds your warrants in order to exercise them.
      BioTime may redeem the warrants by paying $.05 per warrant if the closing price of the common shares on a national securities exchange or the Nasdaq Stock Market exceeds 200% of the exercise price of the warrants for any 20 consecutive trading days ending not more than 20 days before the Company sends a notice of redemption to the warrant holders (the “Trigger Period”). We will give the warrant holders at least 20 days written notice of the redemption, setting the redemption date, and the warrant holders may exercise the warrants prior to the redemption date. The warrants may not be exercised after the last business day prior to the redemption date.
      The redemption date will abate, and the notice of redemption will be of no effect, if the closing price or average bid price of BioTime common share does not equal or exceed 120% of the exercise price of the warrants on the redemption date and each of the five trading days immediately preceding the redemption date. However, BioTime will have the right to redeem the warrants at a future date if the market price of the common shares again exceeds 200% of the exercise price for 20 consecutive trading days, as described above. In addition, BioTime may not redeem the warrants unless a registration statement with respect to the warrants and underlying common shares is effective under the Securities Act during the Trigger Period and during the 20 day period ending on the redemption date.
      In connection with a rights offer completed during January 2004, BioTime issued warrants having the same terms as the warrants offered as part of the units through this prospectus, except that the warrants previously issued are scheduled to expire on January 14, 2007. Upon the completion of this rights offer, BioTime will amend the expiration date of its outstanding warrants so that they will expire on October 31, 2010.

Transfer Agent, Warrant Agent, and Registrar
      The transfer agent, warrant agent, and registrar for the common shares and warrants is American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 10038.
RESALE OF SHARES AND WARRANTS
      The Guarantors have advised us that they may hold for investment purposes any common shares and warrants they acquire, or they may sell common shares and warrants from time at prevailing market prices, or at prices related to the prevailing market price, or in privately negotiated transactions. They also may sell common shares in connection with the exercise of their warrants or they may hold those shares for investment purposes and sell them at later date.
      The Guarantors will bear all broker-dealer commissions payable in connection with the sale of their common shares and warrants. Broker-dealers who acquire common shares or warrants from the Guarantors as principals may resell the shares and warrants from time to time in the over-the-counter market, or in negotiated transactions at prevailing market prices, or at negotiated prices, and may receive usual and customary commissions from the purchasers of the shares and warrants.
      The Guarantors have advised us that during the time that they may be engaged in a distribution of their common shares and warrants they will (a) not engage in any stabilization activity in connection with BioTime securities, (b) cause to be furnished to each broker through whom their shares or warrants may be offered the number of copies of this prospectus required by the broker, and (c) not bid for or purchase any BioTime securities or rights to acquire BioTime securities, or attempt to induce any person to do so, other than as permitted under the Securities Exchange Act of 1934, as amended. The Guarantors and any broker-dealers who participate in the sale of their common shares and warrants are deemed to be “underwriters” as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers in connection with the sale of the common shares and warrants, and any profits received on the resale of any shares and warrants purchased by broker-dealers as principals, may be deemed to be underwriting discounts and commissions under the Securities Act.
LEGAL MATTERS
      The validity of the rights, common shares, and warrants will be passed upon for BioTime by Lippenberger, Thompson, Welch, Soroko & Gilbert LLP, San Francisco and Corte Madera, California.
EXPERTS
      The financial statements incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.
ADDITIONAL INFORMATION ABOUT BIOTIME
      This prospectus is accompanied by a copy of our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the three months ended June 30, 2005, which contain important information about us.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
      BioTime’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, Quarterly Reports on Form 10-Q for the three months ended March 31, 2005 and for the three months ended June 30, 2005, Current Reports on From 8-K filed with the Securities and Exchange Commission on April 1, 2005, April 27,

2005, June 17, 2005, and July 6, 2005, and all other reports filed by BioTime pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by such Form 10-K are hereby incorporated into this prospectus by reference. Descriptions of the common shares and warrants contained in Registration Statements on Form 8-A filed under the Securities Exchange Act of 1934, as amended, are also incorporated into this prospectus by reference. BioTime will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference but not delivered with this prospectus. Such requests may be addressed to the Secretary of BioTime at 6211 Hollis Street, Emeryville, California 94608; Telephone: (510) 350-2940.
      BioTime is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files quarterly, annual, and current reports and proxy statements and other information with the Securities and Exchange Commission. The public may read and copy any materials BioTime files with Securities and Exchange Commission at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.
      The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov.
ADDITIONAL INFORMATION
      BioTime has filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. a registration statement on Form S-2 under the Securities Act of 1933, as amended, for the registration of the securities offered hereby. This prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement. For further information with respect to BioTime and the securities offered hereby, reference is made to the registration statement, including the exhibits thereto, which may be inspected, without charge, at the Office of the Securities and Exchange Commission, or copies of which may be obtained from the Commission in Washington, D.C. upon payment of the requisite fees. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to the exhibit.

APPENDIX A

CONTROL NUMBER	BIOTIME, INC.	SUBSCRIPTION CERTIFICATE FOR
	SUBSCRIPTION CERTIFICATE FOR UNITS VOID IF NOT EXERCISED AT OR BEFORE 5:00 P.M. (NEW YORK TIME) ON NOVEMBER 30, 2005 (THE EXPIRATION DATE).	Rights
	THIS SUBSCRIPTION CERTIFICATE IS TRANSFERRABLE AND MAY BE COMBINED OR DIVIDED (BUT ONLY INTO SUBSCRIPTION CERTIFICATES EVIDENCING A WHOLE NUMBER OF RIGHTS) AT THE OFFICE OF	SUBSCRIPTION PRICE U.S. $0.50 PER UNIT
	THE SUBSCRIPTION AGENT	CUSIP 09066L 15 4
Expiration Date November 30, 2005
THIS SUBSCRIPTION CERTIFICATE MAY BE USED TO SUBSCRIBE FOR UNITS OR MAY BE ASSIGNED OR SOLD. FULL INSTRUCTIONS APPEAR ON THE BACK OF THIS SUBSCRIPTION CERTIFICATE.
REGISTERED OWNER:
The registered owner of this Subscription Certificate, named above, or assignee, is entitled to the number of rights to subscribe for units consisting of one common share, no par value, and one warrant to purchase one common share of BioTime, Inc. shown above, in the ratio of one unit for each five rights held, and upon the terms and conditions and at the price for each unit specified in the Prospectus dated October 27, 2005.
DATE:

 2005
BIOTIME, INC.

SECRETARY
Countersigned: American Stock Transfer & Trust Company (Brooklyn, N.Y.) Subscription Agent

By:
Authorized Signature
If you exercise fewer than all the rights represented by this Subscription Certificate, the subscription agent will issue a new Subscription Certificate representing the balance of the unexercised rights, provided that the subscription agent has received your properly completed and executed Subscription Certificate and payment prior to 5:00 p.m., New York time, on November 29, 2005. No new Subscription Certificates will be issued after that date.
IMPORTANT: Complete appropriate form on reverse
BIOTIME, INC.

VICE PRESIDENT; MEMBER, OFFICE OF
THE PRESIDENT

Expiration Date: November 30, 2005
PLEASE COMPLETE ALL APPLICABLE INFORMATION

By Mail:	By Hand:	By Overnight Courier:
To: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Dept. 6201 15th Avenue Brooklyn, New York 11219	To: American Stock Transfer & Trust Company Attn: Reorganization Dept 59 Maiden Lane, Plaza Level New York, New York 10038	To: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Dept 6201 15th Avenue Brooklyn, New York 11219

SECTION 1:	TO SUBSCRIBE: I hereby irrevocably subscribe for the dollar amount of Units indicated as the total of A and B below upon the terms and conditions specified in the Prospectus related hereto, receipt of which is acknowledged.
TO SELL: If I have checked either the box on line C or the box on line D, I authorize the sale of Rights by the subscription agent according to the procedures described in the Prospectus. The check for the proceeds of sale will be mailed to the address of record.
Please check below:

☐	A. Subscription		÷5		×	$0.50	= $

		(Rights Exercised)		(Units Requested)		(Subscription Price)		(Amount Required)

☐	B. Over-Subscription Privilege		×	$0.50	=	$

		(Units Requested)		(Subscription Price)		(Amount Required)(*)
				(Total of A + B)	=	$

(*)	The Over-Subscription Privilege can be exercised by certain shareholders only, as described in the Prospectus.

☐	Check in the amount of $ payable to the Subscription Agent “American Stock Transfer & Trust Company”

☐	Certified check, bank draft, or money order in the amount of $ payable to the Subscription Agent “American Stock Transfer & Trust Company”

☐	Wire transfer in the amount of $ directed to American Stock Transfer & Trust Company, Subscription Agent, JP Morgan Chase Bank WIRE CLEARING ACCOUNT ABA #021000021, Account 323-212069, Attention: Reorg. Dept.

☐	C. Sell any remaining unexercised Rights

☐	D. Sell all of my Rights.
Signature of Subscriber(s)/Seller(s):
Please provide your telephone number: Day (     )                                         Evening (     )
Social Security Number or Tax ID Number:
SECTION II: TO TRANSFER RIGHTS: (except pursuant to C and D above)
For value received,                    of the Rights represented by this Subscription Certificate are assigned to

Social Security Number or Tax ID Number of Assignee	(Print Full Name of Assignee)

Signature(s) of Assignor(s)	(Print Full Address including postal Zip Code)
The signature(s) must correspond with the name(s) as written upon the face of this Subscription Certificate, in every particular, without alteration.

IMPORTANT: For transfer, a signature guarantee must be provided by an eligible financial institution which is a participant in a recognized signature guarantee program.
SIGNATURE GUARANTEED BY:
PROCEEDS FROM THE SALE OF RIGHTS MAY BE SUBJECT TO WITHHOLDING OF U.S. TAXES UNLESS THE SELLER’S CERTIFIED U.S. TAXPAYER IDENTIFICATION NUMBER (OR CERTIFICATION REGARD-ING FOREIGN STATUS) IS ON FILE WITH THE SUBSCRIPTION AGENT AND THE SELLER IS NOT OTHERWISE SUBJECT TO U.S. BACKUP WITHHOLDING.

☐	CHECK HERE IF RIGHTS ARE BEING EXERCISED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY DELIVERED TO THE SUBSCRIPTION AGENT PRIOR TO THE DATE HEREOF AND COMPLETE THE

FOLLOWING:

NAME(S) OF REGISTERED OWNER(S):

WINDOW TICKET NUMBER (IF ANY):

DATE OF EXECUTION OF NOTICE OF GUARANTEED DELIVERY:

NAME OF INSTITUTION WHICH GUARANTEED DELIVERY:

APPENDIX B
[Form of Notice of Guaranteed Delivery]
NOTICE OF GUARANTEED DELIVERY OF SUBSCRIPTION RIGHTS AND
THE SUBSCRIPTION PRICE FOR UNITS OF BIOTIME, INC.
SUBSCRIBED FOR IN THE RIGHTS OFFER
      As set forth in the Prospectus under “The Rights Offer — Payment for Units,” this form or one substantially equivalent may be used as a means of effecting subscription for all units of BioTime, Inc. subscribed for in the rights offer. Such form may be delivered by hand or sent by facsimile transmission, overnight courier or mail to the Subscription Agent.
The Subscription Agent is:
American Stock Transfer & Trust Company

By Mail:	By Facsimile:
American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	(718) 234-5001 Confirm by Telephone 1-877-248-6417

By Hand:	By Overnight Courier
American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane, Plaza Level New York, New York 10038	American Stock Transfer & Trust Company Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219
DELIVERY OF THIS INSTRUMENT TO AN ADDRESS, OR TRANSMISSION OF
INSTRUCTIONS VIA A TELECOPY OR FACSIMILE NUMBER, OTHER THAN ASSET FORTH ABOVE, DOES NOT CONSTITUTE A VALID DELIVERY
      The New York Stock Exchange member firm or bank or trust company which completes this form must communicate the guarantee and the number of units subscribed for to the Subscription Agent and must deliver this Notice of Guaranteed Delivery guaranteeing delivery of a properly completed and executed Subscription Certificate (which certificate must then be delivered by the close of business on the third business day after the expiration date, as defined in the Prospectus) to the Subscription Agent prior to 5:00 p.m., New York time, on the expiration date (November 30, 2005, unless extended). Failure to do so will result in a forfeiture of the rights.

B-1

GUARANTEE
      The undersigned, a member firm of the New York Stock Exchange or a bank or trust company, guarantees delivery to the Subscription Agent by the close of business (5:00 p.m., New York time) on the third business day after the expiration date (November 30, 2005, unless extended) of a properly completed and executed Subscription Certificate as subscription for such units as indicated herein or in the Subscription Certificate.

Number of units subscribed for (excluding the over-subscription privilege) for which you are guaranteeing delivery of rights	Number of units subscribed for pursuant to the over- subscription privilege for which you are guaranteeing delivery of rights

Number of rights to be delivered:

Method of delivery [circle one]	A. Through DTC
B. Direct to Corporation
      Please note that if you are guaranteeing for over-subscription Units, and are a DTC participant, you must also execute and forward to American Stock Transfer & Trust Company a Nominee Holder Over-Subscription Exercise Form.

Name of Firm	Authorized Signature

Address	Title

Zip Code	(Type or Print)

Name of Registered Holder (If Applicable)

Telephone Number	Date

*	IF THE RIGHTS ARE TO BE DELIVERED THROUGH DTC, A REPRESENTATIVE OF THE SUBSCRIPTION AGENT WILL PHONE YOU WITH A PROTECT IDENTIFICATION NUMBER, WHICH NEEDS TO BE COMMUNICATED BY YOU TO DTC.
   PLEASE NOTE THAT IF YOU ARE GUARANTEEING FOR OVER-SUBSCRIPTION UNITS AND ARE A DTC PARTICIPANT, YOU MUST ALSO EXECUTE AND FORWARD TO THE SUBSCRIPTION AGENT A NOMINEE HOLDER OVER-SUBSCRIPTION EXERCISE FORM.

B-2

APPENDIX C
[Form of Nominee Holder Over-Subscription Exercise Form]
BIOTIME, INC. RIGHTS OFFER NOMINEE HOLDER OVER-SUBSCRIPTION
EXERCISE FORM PLEASE COMPLETE ALL APPLICABLE INFORMATION

By Mail:	By Hand:	By Overnight Courier:
To: American Stock	To: American Stock	To: American Stock
Transfer & Trust Company	Transfer & Trust Company	Transfer & Trust Company
Reorganization Department	Reorganization Department	Reorganization Department
6201 15th Avenue	59 Maiden Lane, Plaza Level	6201 15th Avenue
Brooklyn, York 11219	New York, New York 10038	Brooklyn, New York 11219
      THIS FORM IS TO BE USED ONLY BY NOMINEE HOLDERS TO EXERCISE THE OVER-SUBSCRIPTION PRIVILEGE IN RESPECT OF RIGHTS THAT WERE EXERCISED AND DELIVERED THROUGH THE FACILITIES OF A COMMON DEPOSITORY. ALL OTHER EXERCISES OF OVER-SUBSCRIPTION PRIVILEGES MUST BE EFFECTED BY THE DELIVERY OF THE SUBSCRIPTION CERTIFICATES.
      THE TERMS AND CONDITIONS OF THE RIGHTS OFFER ARE SET FORTH IN BIOTIME’S PROSPECTUS DATED OCTOBER 27, 2005 (THE “PROSPECTUS”) AND ARE INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS ARE AVAILABLE UPON REQUEST FROM BIOTIME.
      VOID UNLESS RECEIVED BY THE SUBSCRIPTION AGENT WITH PAYMENT IN FULL BY 5:00 P.M., NEW YORK TIME, ON NOVEMBER 30, 2005, UNLESS EXTENDED BY BIOTIME (THE “EXPIRATION DATE”).
      1. The undersigned hereby certifies to the Subscription Agent that it is a participant in [Name of Depository] (the “Depository”) and that it has either (i) exercised all of the rights and delivered such exercised rights to the Subscription Agent by means of transfer to the Depository Account of BioTime, Inc., or (ii) delivered to the Subscription Agent a Notice of Guaranteed Delivery in respect of the exercise of the rights and will deliver the rights called for in such Notice of Guaranteed Delivery to the Subscription Agent by means of transfer to such Depository Account of BioTime, Inc.
      2. The undersigned hereby exercises the over-subscription privilege to purchase, to the extent available, units and certifies to the Subscription Agent that such over-subscription privilege is being exercised for the account or accounts of persons (which may include the undersigned) on whose behalf all rights have been exercised.(*)
      3. The undersigned understands that payment of the subscription price of $0.50 per unit for each unit subscribed for pursuant to the over-subscription privilege must be received by the Subscription Agent at or before 5:00 p.m., New York time, on the Expiration Date, and represents that such payment, in the aggregate amount of $           either (check appropriate box):

☐	is being delivered to the Subscription Agent herewith or;

☐	has been delivered separately to the Subscription Agent in the manner set forth below (check appropriate box and complete information relating thereto):

☐	uncertified check

☐	certified check

☐	bank draft

☐	money order

Depository Subscription Confirmation Number	Name of Nominee Holder

Depository Participant Number	Address

Contact Name	City State Zip Code

Phone Number	By:

Dated: ------------------------------------------ 2005	Name:
Title:

*	PLEASE COMPLETE THE BENEFICIAL OWNER CERTIFICATION ON THE BACK HEREOF CONTAINING THE RECORD DATE POSITION OF RIGHTS OWNED, THE NUMBER OF UNITS SUBSCRIBED FOR (OTHER THAN OVER-SUBSCRIPTIONS) AND THE NUMBER OF OVER-SUBSCRIPTION UNITS, IF APPLICABLE, REQUESTED BY EACH SUCH OWNER.

BIOTIME, INC. BENEFICIAL OWNER CERTIFICATION
      The undersigned, a bank, broker or other nominee holder of rights (“Rights”) to purchase Units of BioTime, Inc. (“BioTime”) pursuant to the Rights Offer described and provided for in BioTime’s Prospectus dated October 27, 2005 (the “Prospectus”) hereby certifies to BioTime and to American Stock Transfer & Trust Company, as Subscription Agent for such Rights Offer, that for each numbered line filled in below the undersigned has exercised, on behalf of the beneficial owner thereof (which may be the undersigned), the number of Rights specified on such line, and such beneficial owner wishes to subscribe for the purchase of additional Units pursuant to the over-subscription privilege (as defined in the Prospectus), in the amount set forth in the third column of such line:

Number of Units Requested
Pursuant Record to the
	Date Shares	Number of Rights Exercised	Over-Subscription Privilege

1)

2)

3)

4)

5)

6)

7)

8)

9)

10)

Name of Nominee Holder	Depository Participant Number

Depository Primary subscription Confirmation Number(s)

Name:

Title:

Dated: _______________________________________, 2005

          No dealer, salesperson or other person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this Prospectus. This Prospectus does not constitute an offer or a solicitation in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances of BioTime or the facts herein set forth since the date hereof.

Prospectus Summary	1
Risk Factors	6
The Rights Offer	10
Use of Proceeds	19
Description of Securities	20
Resale of Shares and Warrants	22
Legal Matters	22
Experts	22
Additional Information About BioTime	22
Incorporation of Certain Information by Reference	22
Form of Subscription Certificate	Appendix A
Form of Notice of Guaranteed
Delivery	Appendix B
Form of Nominee Holder Over-Subscription Exercise Form	Appendix C

BIOTIME, INC.
3,574,290 Units Issuable Upon the
Exercise of Subscription Rights
1,787,145 Units Issuable to Fill
Excess Over-Subscriptions
5,361,435 Common Shares Issuable
Upon Exercise of Warrants
Each Unit Consists of One
Common Share and One Warrant

PROSPECTUS

October 27, 2005

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution
      The estimated expenses of the Registrant in connection with the issuance and distribution of the securities being registered hereby are as follows:

Registration Fee-Securities and Exchange Commission	$1,718.85
Blue Sky Fees	20,000
Printing and Engraving Expenses	37,000
Accounting Fees	13,000
Legal Fees	45,000
Subscription Agent	$25,000
Miscellaneous Expenses	3,281.15

Total	$145,000

*	To be filed by amendment

Item 15.	Indemnification of Directors and Officers.
      Section 317 of the California Corporations Code permits indemnification of directors, officers, employees and other agents of corporations under certain conditions and subject to certain limitations. In addition, Section 204(a)(10) of the California Corporations Code permits a corporation to provide, in its articles of incorporation, that directors shall not have liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty, subject to certain prescribed exceptions. Article Four of the Articles of Incorporation of the Registrant contains provisions for the indemnification of directors, officers, employees and other agents within the limitations permitted by Section 317 and for the limitation on the personal liability of directors permitted by Section 204(b)(10), subject to the exceptions required thereby.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit
Numbers	Description

1 .	Form of Underwriting Agreement++

4.1	Specimen of Common Share Certificate+

4.4	Form of Subscription Certificate++

4.5	Form of Warrant++

4.6	Warrant Agreement*

4.7	Amendment to Warrant Agreement++

4.8	Form of Standby Guaranty Warrant++

5.1	Opinion of Counsel++

23.1	Consent of BDO Seidman, LLP**

+	Incorporated by reference to Registration Statement on Form S-1, File Number 33-44549 filed with the Securities and Exchange Commission on December 18, 1991, and Amendment No. 1 and Amendment No. 2 thereto filed with the Securities and Exchange Commission on February 6, 1992 and March 7, 1992, respectively.

*	Incorporated by reference to Amendment No. 1 to Registration Statement on Form S-2, File Number 333-109442 filed with the Securities and Exchange Commission on November 13, 2003.

++	Previously filed.

**	Filed herewith.

Item 17.	Undertakings.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.
      The undersigned registrant hereby undertakes:

(1) To file during any period in which offers or sales are made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      The undersigned undertakes that:

(1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California on November 1, 2005.

BIOTIME, INC.

By:	Judith Segall

Vice President — Operations
Member, Office of the President*
      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Harold Waitz HAROLD WAITZ	Vice President, Member Office of the President* and Director (Co-Principal Executive Officer)	November 1, 2005

Hal Sternberg HAL STERNBERG	Vice President, Member Office of the President* and Director (Co-Principal Executive Officer)	November 1, 2005

Judith Segall JUDITH SEGALL	Vice President-Operations, Secretary, Member Office of the President* and Director (Co-Principal Executive Officer)	November 1, 2005

Steven Seinberg STEVEN SEINBERG	Chief Financial Officer (Principal Financial and Accounting Officer)	November 1, 2005

Milton H. Dresner MILTON H. DRESNER	Director	November 1, 2005

KATHERINE GORDON	Director	, 2005

VALETA GREGG	Director	, 2005

MICHAEL D. WEST	Director	, 2005

*	The Office of the President is composed of three executive officers of the registrant who collectively exercise the powers of the Chief Executive Officer.

EXHIBIT INDEX

Exhibit
Numbers	Description

1 .	Form of Underwriting Agreement++

4.1	Specimen of Common Share Certificate+

4.4	Form of Subscription Certificate++

4.5	Form of Warrant++

4.6	Warrant Agreement*

4.7	Amendment to Warrant Agreement++

4.8	Form of Standby Guaranty Warrant++

5.1	Opinion of Counsel++

23.1	Consent of BDO Seidman, LLP**

+	Incorporated by reference to Registration Statement on Form S-1, File Number 33-44549 filed with the Securities and Exchange Commission on December 18, 1991, and Amendment No. 1 and Amendment No. 2 thereto filed with the Securities and Exchange Commission on February 6, 1992 and March 7, 1992, respectively.

*	Incorporated by reference to Amendment No. 1 to Registration Statement on Form S-2, File Number 333-109442 filed with the Securities and Exchange Commission on November 13, 2003.

++	Previously filed.

**	Filed herewith.